EXHIBIT 10.14

EXECUTIVE EMPLOYMENT AGREEMENT

This agreement (the “Agreement”) is entered into effective November 1, 2011 (the “Effective Date”), by and between FREDEREC CHARLES GREEN (the “Executive”) and DELEK US HOLDINGS, INC. (the “Company”), who, in return for the mutual promises set forth herein, agree as follows:

1.	Term. The term of this Agreement (the “Term”) shall commence upon the Effective Date and expire on April 30, 2016 unless terminated earlier as provided for herein.

2.
Scope of Employment. During the Term, the Company shall employ Executive and he shall render services to Company in the capacity as the Company's principal refining officer and with the title of Executive Vice President, or such other titles as may be established by the Company from time to time. Executive shall devote his full time and best effort to the successful functioning of the Company's business and shall faithfully and industriously perform all duties pertaining to his position, including such additional duties as may be assigned from time to time, to the best of his ability, experience and talent. Executive shall report directly to the Company's Chief Executive Officer and be subject at all times during the Term hereof to the direction and control of the Company in respect of the work to be done.

3.	Compensation.

(a)
Base Compensation / Contract Bonus. During the Term, Executive's annual salary (the “Base Compensation”) during each Contract Year shall be no less than the annualized equivalent of $280,000, shall be no less than the base compensation paid to any of the Executive's subordinates and shall be payable at the same times and under the same conditions as salaries are paid to the Company's other employees. In addition, in consideration of the terms and conditions of this Agreement, Company shall pay Executive a cash bonus of $140,000 within 30 days of his execution of this Agreement. If the Executive terminates his employment with the Company within the first 12 months of the Term, he must repay the bonus less a prorated amount of such bonus equal to the period of employment since the Effective Date.

(b)
Annual Bonus. If the Company's Board of Directors (or any applicable Committee thereof) awards Annual Bonuses to any officer of the Company during the Term, Executive shall be entitled to an Annual Bonus for such year between a threshold and maximum amount of 33% and 75% of Executive's Base Compensation rate at the end of the bonus year. The Executive's Annual Bonus shall be payable between January 1 and March 15 of the year following the bonus year. For purposes of this Agreement, an “Annual Bonus” shall mean a discretionary cash bonus, if any, awarded by the Company's Board of Directors (or any applicable Committee thereof) to employees generally in recognition of employees' service during the preceding fiscal year.

(c)
Equity-Based Compensation. Upon the first of the Company's regularly scheduled quarterly grant dates for equity awards that occurs after the Executive's execution of this Agreement, Executive shall be awarded no less than 200,000 restricted stock units (“RSUs”) under the Company's 2006 Long-Term Incentive Plan (the “Plan”). The award of RSUs under this paragraph shall vest as set forth below and shall be made upon such other terms and conditions applicable to RSU awards under the Plan as may be established from time to time by the Company's Board of Directors (or any applicable Committee thereof):

Vesting Date	RSUs Vesting
June 10, 2012	23,750
September 10, 2012	11,750
December 10, 2012	11,750
March 10, 2013	11,750
June 10, 2013	11,750
September 10, 2013	11,750
December 10, 2013	11,750
March 10, 2014	11,750
June 10, 2014	11,750
September 10, 2014	11,750
December 10, 2014	11,750
March 10, 2015	11,750
June 10, 2015	11,750
September 10, 2015	11,750
December 10, 2015	11,750
March 10, 2016	11,750

If a change in capitalization as contemplated by Section 7(a) of the Plan occurs prior to the grant of any equity compensation described in this Section 3(c), then, in addition to the adjustment of outstanding equity awards as contemplated by the Plan, the prospective grants made under this Section 3(c) shall also be adjusted. Subject to the provisions of this Section 3(c), taxes incurred by the Executive on the 200,000 RSUs granted to him under this Section 3(c) will be reimbursed to him (but not grossed up) at his marginal tax rate, provided that, the maximum aggregate tax reimbursements to Executive as of each vesting date pursuant to this Section 3(c) (a “Vesting Date”) shall not exceed the aggregate amount that Executive would have received in tax reimbursements pursuant to this Section 3(c) if the fair market value of a share of the Company's common stock on the applicable Vesting Date and each previous Vesting Date were $13.00.

(d)
For avoidance of doubt and notwithstanding anything herein to the contrary, any taxes incurred by the Executive on the 15,000 RSUs granted to him on June 10, 2009 and scheduled to vest ratably on June 10, 2012 and June 10, 2013 will be grossed up and reimbursed at the Executive's marginal tax rate and shall not impact or be impacted by the provisions of this Section 3.

4.    Fringe Benefits / Reimbursement of Business Expenses.

(a)
General. The Company shall make available, or cause to be made available to Executive, throughout the period of his employment hereunder, such benefits, as may be put into effect from time to time by the Company generally for other similarly situated employees. The Company expressly reserves the right to modify such benefits available to Executive at any time provided that such modifications apply to other similarly situated employees.

(b)
Business Expenses. Executive will be reimbursed for all reasonable out-of-pocket business, business entertainment and travel expenses paid by him, in accordance with and subject to applicable Company expense incurrence and reimbursement policies.

(c)
Other Benefits. During the Term, the Company will (i) pay the reasonable costs of professional preparation of the Executive's personal income tax return(s) and (ii) pay the cost of Hebrew lessons of reasonable frequency and at reasonable times (which may be during business hours) for the Executive. Perquisites and other personal benefits that are not integrally and directly related to the performance of the Executive's duties and confer a direct or indirect benefit upon him that has a personal aspect may be disclosed in public filings according to the regulations of the United States Securities and Exchange Commission (the “SEC”).

5.
Vacation Time / Sick Leave. Executive will be granted 20 working days of vacation per calendar year. Unused vacation will accrue and carry over into a new calendar year during the Term and the amount attributed to accrued and unused vacation will be paid to the Executive upon the termination of employment. Vacation time shall be taken only after providing reasonable notice to the person to whom the Executive reports. Executive will be provided with sick leave according to the Company's standard policies.

6.
Compliance With Company Policies. Executive shall comply with and abide by all applicable Company policies and directives including, without limitation, the Company's Code of Business Conduct & Ethics, Supplemental Insider Trading Policy and Employee Handbook. Company may, in its sole discretion, change, modify or adopt new policies and directives affecting the Executive's employment. In the event of any conflict between the terms of this Agreement and Company's employment policies and directives, the terms of this Agreement will control. The Executive acknowledges that the Company is currently subject to the reporting requirements of the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the continued listing requirements of the New York Stock Exchange, and other federal securities laws and regulations applicable to U.S. public companies. As an employee of the Company, and, if he is determined to be an executive officer of the Company under Exchange Act Rule 16a-1(f), the Executive will, in such capacities, be required to comply with certain federal securities laws and regulations as well as certain Company policies designed to comply with such laws and regulations.

7.
Confidentiality. Executive recognizes that during the course of his employment, he will be exposed to information or ideas of a confidential or proprietary nature which pertain to Company's business, financial, legal, marketing, administrative, personnel, technical or other functions or which constitute trade secrets (including, without limitation, specifications, designs, plans, drawings, software, data, prototypes, the identity of sources and markets, marketing information and strategies, business and financial plans and strategies, methods of doing business, data processing and technical systems, programs and practices, customers and users and their needs, sales history, financial health or material non-public information as defined under federal securities law) (collectively “Confidential Information”). Confidential Information also includes such information of third parties which has been provided to Company in confidence. All such information is deemed “confidential” or “proprietary” whether or not it is so marked, provided that it is maintained as confidential by the Company. Information will not be considered Confidential Information to the extent that it is generally available to the public. Nothing in this Section will prohibit the use or disclosure by Executive of knowledge that is in general use in the industry or general business knowledge, was known to him prior to his service to the Company or which enters the public domain other than through breach of this Agreement by Executive. Executive may also disclose such information if required by court order or applicable law provided that he (a) gives Company reasonable advance written notice to allow the Company to seek a protective order or other appropriate remedy (except to the extent that his compliance with the foregoing would cause him to violate a court order or other legal requirement), (b) discloses only such information as is required by law, and (c) uses commercially reasonable efforts to obtain confidential treatment for any Confidential Information so disclosed. During Executive's employment and for a period of three years thereafter, he shall hold Confidential Information in confidence, shall use it only in connection with the performance of his duties on behalf of the Company, shall restrict its disclosure to those directors, employees or independent contractors of the Company with a need to know, and shall not disclose, copy or use Confidential Information for the benefit of anyone other than the Company without the Company's prior written consent. Executive shall, upon Company's request or his termination of employment, return to the Company any and all written documents containing Confidential Information in his possession, custody or control.

8.	Restrictive Covenants.

(a)	Non-Competition.

(i)
In consideration of the Confidential Information provided to the Executive and the other benefits provided to him pursuant to this Agreement, Executive agrees that, if his employment ends during the Term, then during a six month Non-Compete Period (as defined below), he will not, without the prior written consent of the Company (which shall not be unreasonably withheld), directly or indirectly, either as an individual or as an employee, officer, director, shareholder, partner, equity participant, sole proprietor, independent contractor, consultant or in any other capacity conduct any business, or assist any person in conducting any business, that is directly in competition with the Company's Business (as defined below) in the Territory (as defined below). It is expressly agreed and understood that this restriction is not intended to and shall not prevent Executive from employment or other engagement by a person or entity that competes with Company's Business as long as he does not personally compete or assist such person or entity in such restricted competition. The terms of this Section 8(a) shall not apply to the ownership by Executive of less than 5% of a class of equity securities of an entity, which securities are publicly traded on any national securities exchange.

(ii)	For any termination except for a termination by the Company for Cause, the “Non-Compete Period”

shall commence upon the date that notice of termination of employment is delivered or deemed delivered under the notice provisions of this Agreement, it being acknowledged and agreed that the Non-Compete Period may commence to run, or even completely run, during a period of time during which the Executive remains employed by the Company (assuming that he continues to be so employed after the delivery of such notice of termination). In the event of a termination by the Company for Cause, the Non-Compete Period shall commence upon the date that Executive's employment with the Company ends.

(iii)
For purposes of this Section 8(a), the “Company's Business” means the businesses conducted by the Company or its subsidiaries at the time of the termination of the Executive's employment over which he has primary responsibility at the time of the termination of his employment (it being agreed and understood that other aspects of the businesses conducted by the Company or its subsidiaries is not within such definition). The parties acknowledge that, at the time of the execution of this Agreement, the Executive is primarily involved only in the Company's petroleum refining business.

(iv)
For purposes of Section 8(a), the “Territory” shall mean the following geographic areas as of the commencement of the Non-Compete Period (A) a 75 mile radius from any of the Company's refining facilities, (B) a 75 mile radius from any of the Company's wholesale refined products distribution facilities and (C) a 50 mile radius from any of the Company's retail fuel and/or convenience merchandise facilities.

(b)
Non-Interference with Commercial Relationships. During the Executive's employment with the Company, and for a period of six months thereafter, Executive will not, directly or indirectly, either as an individual or as an employee, officer, director, shareholder, partner, equity participant, sole proprietor, independent contractor, consultant or in any other capacity whatsoever approach or solicit any customer or vendor of Company for the purpose of causing, directly or indirectly, any such customer or vendor to cease doing business with the Company or its affiliates. The foregoing covenant shall be in addition to any other covenants or agreements to which the Executive may be subject.

(c)
Non-Interference with Employment Relationships. During the Executive's employment with the Company, and for a period of one year thereafter, Executive shall not, without the Company's prior written consent, directly or indirectly: (i) induce or attempt to induce any Company employee to terminate his/her employment with the Company; or (ii) interfere with or disrupt the Company's relationship with any of its employees or independent contractors. The foregoing does not prohibit the Executive (personally or as an employee, officer, director, shareholder, partner, equity participant, sole proprietor, independent contractor, consultant or in any other capacity) from hiring or employing an individual that contacts the Executive on his/her own initiative without any direct or indirect solicitation by the Executive other than customary forms of general solicitation such as newspaper advertisements or internet postings.

(d)
It is understood and agreed that the scope of each of the covenants contained in this Section 8 is reasonable as to time, area, and persons and is necessary to protect the legitimate business interest of the Company. It is further agreed that such covenants will be regarded as divisible and will be operative as to time, area and persons to the extent that they may be so operative.

9.
Copyright, Inventions, Patents. The Company shall have all right, title and interest to all features (including, without limitation, graphic designs, copyrights, trademarks and patents) created during the course of the Executive's employment with the Company. The Executive hereby assigns to Company all copyright ownership and rights to any work developed by him and reduced to practice for or on behalf of the Company or which relate to the Company's business during the course of the employment relationship. At the Company's expense and for a period of three years following the termination of his employment, the Executive shall reasonably assist or support the Company to obtain, maintain, and assert its rights in such work including, without limitation, the giving of evidence in suits and proceedings, and the furnishing and/or assigning of all documentation and other materials relative to the Company's intellectual property rights.

10.	Termination of Employment.

(a)
Termination By Company For Cause. The Company may immediately terminate this Agreement and/or the Executive's employment at any time for Cause. Upon any such termination, the Company shall be under no further obligation to the Executive hereunder except as otherwise required by law, and the Company will reserve all further rights and remedies available to it at law or in equity.

(b)
Termination At-Will By Company. Subject to the provisions of Section 10(d) below, the Company may terminate this Agreement and/or the Executive's employment at any time and for any reason provided that, if the termination is other than for Cause, the Executive shall be entitled to receive (i) his Base Compensation through the termination date (ii) the Post-Employment Annual Bonus, if any, (iii) all accrued benefits through the termination date (and to the extent required by law), (iv) the Severance Payment, (v) the costs of continuing health insurance coverage under COBRA for a period of six months following termination of employment, provided, that the Company shall pay such amounts to the applicable provider and (vi) Accelerated Vesting upon termination. This provision shall not apply if the Executive is terminated by reason of death or Disability.

(c)
Termination At-Will By Executive. The Executive may terminate this Agreement (and Executive's employment hereunder) at any time and for any reason. If the Executive terminates this Agreement and his employment hereunder during the Term, the Executive must provide the Company with advance written notice of termination equal to the lesser of six months or the balance of the Term.

(i)	If the Executive terminates his employment during the Term and provides the required advance written notice, the Executive shall be entitled to the Severance Payment upon termination.

(ii)
In the event that the Executive terminates his employment during the Term without providing the required advance written notice, he shall not be entitled to the Severance Payment and shall receive compensation only in the manner stated in Section 10(a). In addition, the Company shall be entitled to a buy-out payment equal to the Executive's Base Compensation during the required notice period less an amount equal to the amount of any of Base Compensation actually earned by him during the period of advance notice provided, if any. The payments described in this Section 10(c)(ii) shall not represent full liquidated damages for the Executive's breach of the advance notice provisions of this Section 10(c) and the Company reserves all other remedies available at law or in equity for such breach.

(iii)
If the Executive fails to render services to the Company in a diligent and good faith manner after the delivery of notice of termination during the Term, and continues or repeats such failure after receiving written notice of same, the Company may immediately terminate his employment and the Company will be immediately entitled to the buy-out payment described in Section 10(c)(ii) upon such termination. This Section 10(c) shall not apply if the Executive is terminated by reason of death or Disability.

(d)
Accelerated Termination After Notice. Nothing herein shall limit the Company's right to terminate this Agreement and/or the Executive's employment after the Company receives notice of termination from him. However, if the Company receives notice of termination from the Executive and then terminates this Agreement and/or his employment for any reason other than for Cause, his employment shall terminate on (and post-employment provisions of Sections 7, 8(b), 8(c) and 9 shall be effective from) the date established by the Company but he shall be entitled to such compensation, bonuses, vesting and other benefits as if his termination had been effective on the earlier of (i) the termination date specified in his notice of termination or (ii) six months following the his notice of termination.

(e)
Separation Release. Notwithstanding anything to the contrary, but subject to any applicable six-month delay required by Section 18 hereof and Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), if a Severance Payment is otherwise payable to the Executive hereunder, payment of such Severance Payment shall be payable in cash to him at the end of the month following the month in which his separation from service (within the meaning of Section 409A) occurs, provided, however, that, his right to receive the Severance Payment shall be conditioned upon (i) his execution and delivery to the Company of a Separation Release (and the expiration of any statutorily mandated revocation period) within 30 days following the separation from service date and (ii) his continued compliance with this Agreement and any other restrictive covenants to which he is bound. If the Executive fails to timely execute and deliver the Separation Release or if he timely revokes his acceptance of the Separation Release thereafter (if such revocation is permitted), he shall not be entitled to the Severance Payment and shall repay any Severance Payment received.

(f)	Definitions. The following terms shall have the following meanings as used in this Agreement:

(i)
“Accelerated Vesting” means the immediate vesting of all unvested equity awards granted under the Plan but only to the extent that the award would have vested if employment had continued during a period equal to the lesser of (A) six months following termination of employment or (B) the balance of the Term.

(ii)
“Cause” means the Executive's: (A) fraud, gross negligence or willful misconduct involving the Company or its affiliates, (B) conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude or (C) deliberate and continual refusal to perform his duties in any material respect on substantially a full-time basis or to act in accordance with any specific and lawful instruction of his supervisor provided that Executive has been given written notice of such conduct and such conduct is not cured within 30 days thereafter.

(iii)
“Disability” means the inability of the Executive to perform the customary duties of his employment or other service with the Company or its affiliates by reason of a physical or mental incapacity or illness which is expected to result in death or to be of indefinite duration, as determined by a duly licensed physician selected by the Company.

(iv)
“Post-Employment Annual Bonus” shall mean the Annual Bonus to which the Executive would have otherwise been entitled if his employment had continued through the end of the bonus year, prorated for the period of actual employment during the bonus year, and paid upon the payment of the Annual Bonus for all other employees.

(v)
“Separation Release” means a general release of claims against the Company (and its subsidiaries and affiliates) in a form reasonably satisfactory to the Executive and the Company that pertains to all claims related to the Executive's employment and the termination of his employment and that contains appropriate anti-disparagement and continuing confidentiality covenants.

(vi)
“Severance Payment” shall mean an amount equal to 50% of the Executive's Base Compensation as in effect immediately before any notice of termination payable in a cash lump sum pursuant to Section 10(e). The Executive shall have no responsibility for mitigating the amount of any payment provided for herein by seeking other employment or otherwise, and any such payment will not be reduced in the event such other employment is obtained.

11.
Survival of Terms. The provisions of Sections 7, 8(b), 8(c), 9 and 10 shall survive the termination or expiration of this Agreement and will continue in effect following the termination of the Executive's employment for the periods described therein. The provisions of Section 8(a) shall survive the termination (but not the expiration) of this Agreement.

12.
Assignment. This Agreement shall not be assignable by either party without the written consent of the other party except that the Company may assign this Agreement to a subsidiary or affiliate of the Company. Any failure by the Company to assign this Agreement to an unaffiliated third party successor upon the Company's sale or transfer of all or substantially all of its business will be considered the termination of the Executive's employment at-will by the Company effective upon the earlier of the Company's notice to him that this Agreement will not be assigned to the successor or the closing of the applicable transaction without an assignment to the successor. Any failure by the Executive to consent to the assignment of this Agreement to such unaffiliated third party successor will be considered the termination of his employment at-will effective upon the earlier of his notice to the Company that he will not consent to the assignment of this Agreement or the closing of the applicable transaction without any assignment to the successor.

13.
No Inducement / Agreement Voluntary. Executive represents that (a) he has not been pressured, misled, or induced to enter into this Agreement based upon any representation by Company or its agents not contained herein, (b) he has entered into this Agreement voluntarily, after having the opportunity to consult with representatives of his own choosing and (c) his assent is freely given.

14.
Interpretation. Any Section, phrase or other provision of this Agreement that is determined by a court, arbitrator or arbitration panel of competent jurisdiction to be unreasonable or in conflict with any applicable statute or rule, shall be deemed, if possible, to be modified or altered so that it is not unreasonable or in conflict or, if that is not possible, then it shall be deemed omitted from this Agreement. The invalidity of any portion of this Agreement shall not affect the validity of the remaining portions. Unless expressly stated to the contrary, all references to “days” in this Agreement shall mean calendar days.

15.
Prior Agreements / Amendments. This Agreement revokes and supersedes all prior agreements pertaining to the subject matter herein, whether written and oral, including, without limitation, the “Executive Employment Agreement” between the parties dated May 1, 2009 and the “409A Addendum” between the parties dated May 25, 2010. This Agreement represents the entire agreement between the parties in relation to the employment of the Executive by the Company on, and subsequent to the Effective Date, but shall not nullify or otherwise affect any prior equity awards granted to the Executive. This Agreement shall not be subject to modification or amendment by any oral representation, or any written statement by either party, except for a dated writing signed by the Executive and the Company.

16.
Notices. All notices of any kind to be delivered in connection with this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered or if sent by nationally-recognized overnight courier (e.g., FedEx, UPS, DHL, etc.) or by registered or certified mail, return receipt requested and postage prepaid, addressed to the Company at 7102 Commerce Way, Brentwood, Tennessee 37027, Attn: Vice President / Human Resources, CC: General Counsel, to the Executive at his then-existing payroll address, or to such other address as the party to whom notice is to be given may have furnished to the other in writing in accordance with the provisions of this Section. Any such notice or communication shall be deemed to have been received: (a) if by personal delivery or nationally-recognized overnight courier, on the date of such delivery and (b) if by registered or certified mail, on the third postal service day following the date postmarked.

17.
Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee without giving effect to its principles of conflicts of law. The state and federal courts for Davidson County, Tennessee shall be the exclusive venue for any litigation based in significant part upon this Agreement.

18.	Section 409A.

(a)
It is intended that (i) each installment of the payments provided under this Agreement is a separate “payment” for purposes of Section 409A and (ii) the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii) and 1.409A-1(b)(9)(v).

(b)
Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date his employment with the Company terminates or at such other time that the Company determines to be relevant, the Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (ii) that any payments to be provided to him pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) or any other taxes or penalties imposed under Section 409A if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six months after the date of his “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company, or, if earlier, the date of his death. Any payments delayed pursuant to this Section shall be made in a lump sum on the first business day of the seventh month following the Executive's “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), or, if earlier, the date of his death.

(c)
In addition, to the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which the Executive participates during the term of his employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A, (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), and (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

In witness whereof, the parties have executed this Agreement as of the date set forth above.

COMPANY: DELEK US HOLDINGS, INC.                EXECUTIVE:

/s/ Mark B. Cox                                /s/ Frederec C. Green
By:    Mark B. Cox                            FREDEREC C. GREEN
Title:    CFO

/s/ Kent B. Thomas
By:    Kent B. Thomas
Title:    General Counsel / Secretary